Exhibit 5.2

[LETTERHEAD OF D.R. HORTON, INC.]

August 7, 2018

D.R. Horton, Inc.

1341 Horton Circle

Arlington, Texas 76011

Re:	D.R. Horton, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

I am Vice President and Corporate Secretary of D.R. Horton, Inc., a Delaware corporation (the “Company”). The Company and certain direct and indirect wholly-owned subsidiaries of the Company (collectively, the “Guarantors”) have filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) a Registration Statement on Form S-3 (the “Registration Statement”), relating to the registration under the Securities Act and the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act, together or separately and in one or more series (if applicable) of the following securities: (i) the Company’s unsecured debt securities, which may either be senior debt securities (“Senior Debt Securities”), senior subordinated debt securities (“Senior Subordinated Debt Securities”) or subordinated debt securities (the “Subordinated Debt Securities” and, collectively with the Senior Debt Securities and the Senior Subordinated Debt Securities, the “Debt Securities”), (ii) guarantees of the Debt Securities by the Guarantors (the “Debt Securities Guarantees”), (iii) shares of the Company’s Preferred Stock, par value $.10 per share (the “Preferred Stock”), (iv) shares of the Company’s Common Stock, par value $.01 per share (the “Common Stock”), (v) depositary shares of the Company, each representing a fraction of a share of a particular series of Preferred Stock (the “Depositary Shares”), (vi) warrants to purchase Common Stock, Preferred Stock, Depositary Shares, Debt Securities or units of two or more of these types of securities, (vii) stock purchase contracts, including contracts obligating holders to purchase from the Company, and obligating the Company to sell to the holders, shares of Common Stock, Preferred Stock or Depositary Shares (the “Stock Purchase Contracts”), and (viii) units of the Company comprised of any combination of Common Stock, Preferred Stock, Warrants, Depositary Shares, Purchase Contracts, Debt Securities or Debt Securities Guarantees.

The Senior Debt Securities are to be issued under an indenture to be entered into among the Company, the guarantors from time to time party thereto, and Branch Banking & Trust Company (the “Trust Company”), as indenture trustee (the “Senior Base Indenture”). The Senior Subordinated Debt Securities are to be issued under an indenture to be entered into among the Company, the guarantors from time to time party thereto and the Trust Company,

August 7, 2018

as indenture trustee (the “Senior Subordinated Base Indenture”). The Subordinated Debt Securities are to be issued under an indenture to be entered into among the Company, the guarantors from time to time party thereto, and the Trust Company, as indenture trustee (the “Subordinated Base Indenture,” and together with the Senior Base Indenture and the Senior Subordinated Base Indenture, the “Base Indentures”). The terms and conditions of the Debt Securities and Debt Securities Guarantees will be established by a supplemental indenture that is executed and delivered by the Company, the Guarantors and the Trust Company (together with the relevant Base Indenture, the “Indenture”) and a notation endorsed on the notes governing the applicable series of Debt Securities by the Guarantors (collectively with the Indenture and the certificates evidencing such notes, the “Note Documents”).

In arriving at the opinions expressed below, I have examined originals, or copies certified or otherwise identified to my satisfaction as being true and complete copies of the originals, of forms of the Senior Base Indenture, Senior Subordinated Base Indenture and Subordinated Base Indenture, forms of the Debt Securities and Debt Securities Guarantees and such other documents, corporate records, certificates of officers of public officials and other instruments as I have deemed necessary or advisable to enable me to render these opinions. In my examination, I have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. As to any facts material to these opinions, I have relied to the extent I have deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and the Guarantors listed on Exhibit A hereto (the “Specified Guarantors”) and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that:

1.    Each of the Specified Guarantors is a validly existing corporation or limited liability company under the laws of its jurisdiction of formation, with all requisite corporate or limited liability company power to execute, deliver and perform its obligations under the Note Documents to which it is or may be a party.

2.    The authorization, execution, delivery and performance of the Note Documents do not and will not violate (a) the charter or bylaws or other constitutive documents of any of the Specified Guarantors, (b) any order, judgment or decree of any court or other agency of government that is binding on any of the Specified Guarantors or (c) any law or regulation currently in effect in the Specified Guarantors’ respective jurisdiction or organization applicable to any of the Specified Guarantors.

August 7, 2018

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A.    I render no opinion herein as to matters involving the laws of any jurisdiction other than the States of Arizona, Alabama, New Jersey, Nevada, Oregon, Virginia and Washington. This opinion is limited to the effect of the current state of the laws of the States of Arizona, Alabama, New Jersey, Nevada, Oregon, Virginia and Washington and the facts as they currently exist. I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

I consent to the filing of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thomas B. Montano

D.R. Horton, Inc.

Thomas B. Montano

Vice President – Corporate Securities Counsel and Corporate Secretary

EXHIBIT A

Specified Guarantors

Name	Form of Entity	Jurisdiction of Formation
D.R. Horton, Inc. - Birmingham	Corporation	Alabama
CHI Construction Company	Corporation	Arizona
SHLR of Nevada, Inc.	Corporation	Nevada
Meadows IX, Inc.	Corporation	New Jersey
Meadows X, Inc.	Corporation	New Jersey
SGS Communities at Grande Quay, L.L.C.	Limited Liability Company	New Jersey
Schuler Homes of Oregon, Inc.	Corporation	Oregon
C. Richard Dobson Builders, Inc.	Corporation	Virginia
Schuler Homes of Washington, Inc.	Corporation	Washington
SHLR of Washington, Inc.	Corporation	Washington